EXHIBIT 99.1

Northern Oil and Gas, Inc. Announces Agreement to Acquire Additional
Williston Basin Acreage in Mountrail County, North Dakota

Wayzata, Minnesota - August 17, 2007 - Northern Oil and Gas, Inc. (OTCBB: NOGS) announced today the company has entered into a definitive agreement to acquire approximately 5,000 additional net acres in Mountrail County, ND. Combined with Northern’s current acreage position, the acquisition brings the company’s leasehold assets in Mountrail County to approximately 8,000 net acres.

The leasehold assets acquired in this transaction consist of acreage immediately to the south of the Parshall Field, a successful major field development by EOG Resources targeting the Middle Bakken. This acquisition increases Northern’s gross leasehold in Mountrail County by 24,000 acres. A map of the company’s leasehold interests in Mountrail County can be found at www.northernoil.com.

Consistent with recently filed drilling permits by EOG Resources, Northern expects to participate with EOG in upcoming wells.

“We are excited to announce the expansion of our Mountrail County acreage position,” said Michael Reger, Chief Executive Officer of Northern Oil & Gas. “Our position in this highly productive resource play is well situated among both productive and highly prospective acreage held by leading exploration companies. On 640-acre spacing, we are exposed to over 100 gross drilling locations. If anticipated down-spacing occurs, our exposure grows significantly.”

The transaction is subject to due diligence and standard closing conditions and is expected to close on or before September 15, 2007.

Northern will begin a drilling program in Mountrail County with its joint venture partner this year. In addition to Mountrail County, Northern will begin a drilling program on its 22,000 net acres in Sheridan County, Montana this year. The company is also in discussions with partners to develop its leasehold position in Yates County, NY.

About Northern Oil and Gas, Inc.

Northern Oil and Gas, Inc. is an exploration and production company based in Wayzata, Minnesota. The company currently controls approximately 30,000 net mineral acres in the Williston Basin and 10,000 net mineral acres in the Appalachia Basin.

More information can be found at www.northernoil.com.

Contacts

Northern Oil and Gas, Inc.
Michael Reger, CEO
Ryan Gilbertson, CFO
Phone: 952-476-9800
Fax:      952-476-9801
www.northernoil.com

Safe Harbor

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the Company’s products, increased levels of competition for the Company, new products and technological changes, the Company’s dependence on third-party suppliers, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.